UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014

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ZAIS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bridge Avenue, Suite 322	07701-1106
Red Bank, NJ
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Denise Crowley and Eric Reimer who were members of the board of directors of ZAIS Financial Corp. (the “Company”) prior to the Annual Meeting of Stockholders (the “Annual Meeting”) that was held on May 9, 2014 decided not to stand for re-election to the Company's board of directors at the Annual Meeting. Pursuant to the Company's Bylaws, the board of directors decreased the size of its board from seven members to five members, effective immediately following the Annual Meeting.

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) The Company's Annual Meeting was held on May 9, 2014, at which 6,704,317 shares of the Company’s common stock were represented in person or by proxy representing approximately 84.11% of the issued and outstanding shares of the Company’s common stock entitled to vote.

(b) At the Annual Meeting, the Company’s stockholders (i) elected the five directors below to serve on the Company's board of directors until the Company's 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify and (ii) ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year. The proposals are described in detail in the Company’s 2014 Proxy Statement. The final results for the votes regarding each proposal are set forth below.

     (i) The voting results with respect to the election of each director were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Christian Zugel	3,741,744	279,160	2,683,413
Michael Szymanski	3,955,978	64,926	2,683,413
Daniel Mudge	3,596,931	423,973	2,683,413
Marran Ogilvie	3,963,372	57,532	2,683,413
James Zinn	3,963,686	57,218	2,683,413

     (ii) The voting results with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
6,670,191	25,926	8,200	0

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS Financial Corp.

May 13, 2014

	By:	/s/ Michael Szymanski
Michael Szymanski
President and Chief Executive
Officer